EXHIBIT 99.6

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex F to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of County Bank Corp with and into ChoiceOne Financial Services, Inc. and Lakestone Bank & Trust with and into ChoiceOne Bank and to the reference to our firm’s name under the captions “Summary—Opinion of County's Financial Advisor in Connection with the Merger,” “Risk Factors—The fairness opinion received by the ChoiceOne board of directors from ProBank Austin and the fairness opinion received by the County board of directors from Boenning & Scattergood, Inc. have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinions,” “The Merger—Background of the Merger,” “The Merger—County's Reasons for the Merger and Recommendation of the County Board of Directors,” “The Merger—Opinion of County's Financial Advisor in Connection with the Merger,” and “Annex A— Agreement and Plan of Merger” in such Proxy Statement. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

/s/ Boenning & Scattergood, Inc.
Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

June 13, 2019